UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension
           of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                        Commission file number: 0-16991

                             Hotel Properties L.P.
             (Exact name of registrant as specified in its charter)


 3 World Financial Center, 29th Floor, New York, NY 10285-2900, (212) 526-3183
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Limited Partnership Interests
            (Title of each class of securities covered by this Form)




      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule   12g-4(a)(1)(i)  [X]           Rule   12h-3(b)(1)(i)
        Rule   12g-4(a)(1)(ii)               Rule   12h-3(b)(1)(ii)
        Rule   12g-4(a)(2)(i)                Rule   12h-3(b)(2)(i)
        Rule   12g-4(a)(2)(ii)               Rule   12h-3(b)(2)(ii)
        Rule   15d-6

        Appropriate number of holders of record as of the certification
        or notice date:   0

Pursuant to the requirements of the Securities Exchange Act of 1934, Hotel Properties L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        HOTEL PROPERTIES L.P.

Date:  August 14, 1998                  By:  EHP/GP INC.
                                             General Partner


                                        BY:  /s/ Michael T. Marron
                                             Michael T. Marron
                                             President, Director and
                                             Chief Financial Officer